EXHIBIT 23.2






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              INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT


We consent to the use in this Registration Statement of Epic Energy Resources, Inc., on Form S-1, Amendment No. 7 to Form S-1, of (i) our report dated April 9, 2008 for the financial statements of Epic Energy Resources, Inc. as of December 31, 2007 and 2006, and for the years then ended (ii) our report dated October 29, 2007 for the financial statements of The Carnrite Group L.L.C. as of June 30, 2007 and for the period from March 28, 2007 (inception) through June 30, 2007, and (iii) our report dated March 20, 2008 for the financial statements of Epic Integrated Solutions L.L.C. as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from March 29, 2006 (inception) through December 31, 2006. We also consent to the reference to us under the heading "Experts" in this registration statement.



/s/ Malone & Bailey, PC

www.malone-bailey.com
Houston, Texas


November 5, 2008